CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust III and to the use of our report dated May 27, 2020 on the financial statements and financial highlights of The Teberg Fund, a series of shares of beneficial interest in Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the March 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 23, 2020